EXHIBIT 99.1

CARL A. CHASE
19311 Puget Lane
Spring, Texas 77388

March 10, 2008

Board of Directors
Unicorp, Inc.
5075 Westheimer, Suite 975
Houston, Texas 77056

Re:            Resignation

Gentlemen:

This letter is effective at the close of business on April 10, 2008, in accordance with Section 5(a)(ii) of my Employment Agreement with Unicorp, Inc., a Nevada corporation ("Company"), dated January 16, 2008.

I resign as a director and as Chief Financial Officer of the Company.  I also resign and relinquish any other office, agency, or appointment which I may hold relating to the Company.  I further relinquish and resign all authority I have to conduct business on behalf of the Company, including, without limitation all authority to sign checks or drafts on the Company's accounts and to arrange credit on the Company's behalf.

Very truly yours,

/s/ Carl A. Chase
                                                      Carl A. Chase